Exhibit 99.1

JAKKS Pacific Reports Fourth Quarter 2016 Financial Results

2016 Results Ahead of Recently Reduced Sales and EPS Outlook

2017 Outlook Anticipates Net Income, EPS and Adjusted EBITDA Growth on Lower Sales, and Improved Profitability Based on Strong License Line-up, Internally Developed IP and Content

SANTA MONICA, Calif.--(BUSINESS WIRE)--February 23, 2017--JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported financial results for the fourth quarter of 2016, which ended December 31, 2016.

Fourth Quarter Overview versus same period last year:

  Net sales totaled $167.0 million, compared to $163.4 million
  Gross margin was 31.2%, up from 30.3%
  Operating margin was negative 1.4%; an improvement from negative 4.2%
  Net loss attributable to JAKKS Pacific was $7.6 million, or $0.47 per diluted share vs. $9.3 million, or $0.50 per diluted share
  Adjusted EBITDA increased to $4.0 million from negative $2.1 million

Fourth Quarter 2016 Financial Results

Net sales for the fourth quarter were $167.0 million compared to $163.4 million in the fourth quarter 2015, ahead of the Company’s latest guidance. As disclosed in mid-December, a number of key licensed products were performing well below prior expectations for the quarter, more than offsetting the strength of some core product lines.

Gross margin in the fourth quarter was 31.2%, up from 30.3% last year as a result of continuing margin expansion efforts, partially offset by higher tooling amortization. Operating margin was negative 1.4%, an improvement from last year due to the higher gross margin and lower SG&A expenses, offset in part by higher marketing expenses.

Reported net loss attributable to JAKKS Pacific for the fourth quarter of 2016 was $7.6 million, or $0.47 per diluted share. This compares to net loss attributable to JAKKS Pacific of $9.3 million, or $0.50 per diluted share in the same year-ago quarter. Adjusted EBITDA for the fourth quarter was $4.0 million, up from the negative $2.1 million in the year-ago quarter due to the higher margins on slightly higher sales in 2016. See note below on “Use of Non-GAAP Financial Information.”

Management Commentary

The Company’s Chairman & CEO Stephen Berman stated, “As we indicated in December, several of our key licensed products, including some tied to motion pictures, experienced surprising sales weakness in December, resulting in sales that were only modestly higher than a year ago. Despite the shortfall from our original guidance, we were able to make progress on several of our strategic goals, including growing some of our core segments, broadening our owned IP both internally and with newly acquired property, expanding our geographic footprint, and building up our online sales channel.

“In 2017, we will continue to focus on efforts to transform JAKKS Pacific from a multinational toy maker to a global provider of consumer products for kids. We expect our core business to benefit from the launch of new entertainment- licensed product lines inspired by Marvel’s Guardians of the Galaxy, Disney’s Beauty and the Beast live action, LEGO Batman, DC Superhero Girls, Power Rangers, Minecraft and Nintendo. In terms of our owned IP, we expect another solid year for Gift ‘Ems® and anticipate that the Chocolate Egg Surprise Maker™, Real Workin’ Buddies™ Dusty and Mighty Runner™ brands will be well received by consumers. And, we will focus on supporting our owned IP with content created by Studio JP.”

Working Capital

As of December 31, 2016, the Company’s working capital was $236.6 million, including cash and cash equivalents of $86.1 million, compared to working capital of $255.0 million, including cash and cash equivalents of $102.5 million at December 31, 2015. The decrease is due primarily to the Company’s repurchase of its common stock and convertible senior notes during 2016 in the aggregate amount of approximately $21.5 million.

2017 Outlook

For 2017, the Company expects higher net income, earnings per share and Adjusted EBITDA on lower net sales compared to 2016. The Company also expects improved profitability in 2017 with a continued focus on building our base of evergreen brands and categories as well as entering new categories, creating a strong portfolio of new and existing licenses and developing owned IP and content.

Convertible Senior Note Repurchase

During the fourth quarter, the Company repurchased in the open market $5.4 million principal amount of its 4.25% convertible senior notes due in 2018 at an aggregate price of $5.4 million, which resulted in a reduction in the number of shares underlying such converts by approximately 622,000 shares.

In addition, during January and February 2017, the Company entered into exchange transactions with holders of its Convertible Senior Notes due in 2018 to exchange an aggregate of $39.1 million principal amount of such notes for 2.865 million shares of its common stock and approximately $24.1 million in cash. After such exchanges the balance of the principal amount of the 2018 Notes was reduced to approximately $54.7 million from approximately $93.9 million outstanding as of December 31, 2016, which results in a net reduction in the number of shares of our common stock underlying the 2018 Notes by approximately 1.6 million and a reduction in annualized interest expense of $1.7 million.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its fourth quarter earnings call at 9:00 a.m. Eastern Time/6:00 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKK’s website approximately one hour following completion of the call through March 9, 2017 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers passcode is “44223490” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™ and Friends, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a skincare and performance make-up brand. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

© 2017 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2016	2015
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$86,064	$102,528
Accounts receivable, net	173,599	163,387
Inventory, net	75,435	60,544
Income taxes receivable	1,204	24,008
Prepaid expenses and other	17,077	31,901
Total current assets	353,379	382,368

Property and equipment	128,400	112,088
Less accumulated depreciation and amortization	105,559	93,653
Property and equipment, net	22,841	18,435

Goodwill	43,208	44,199
Trademarks & other assets, net	37,875	47,618
Investment in DreamPlay, LLC	7,000	7,000
Total assets	$464,303	$499,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$90,386	$89,067
Reserve for sales returns and allowances	16,424	17,267
Income taxes payable	-	21,067
Short term debt	10,000	-
Total current liabilities	116,810	127,401

Long term debt, net	203,007	209,166
Other liabilities	5,004	5,155
Income taxes payable	2,248	2,199
Deferred tax liability	2,034	2,293
Total liabilities	329,103	346,214

Stockholders' equity:
Common stock, $.001 par value	20	21
Additional paid-in capital	177,623	194,743
Treasury stock	(24,000)	(28,322)
Accumulated deficit	(2,148)	(3,391)
Accumulated other comprehensive loss	(17,207)	(10,051)
Total JAKKS Pacific, Inc. stockholders' equity	134,288	153,000
Non-controlling interests	912	406
Total stockholders' equity	135,200	153,406
Total liabilities and stockholders' equity	$464,303	$499,620

Working Capital	$236,569	$254,967

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2016
Condensed Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$167,026	$163,407	$706,603	$745,741
Less cost of sales
Cost of goods	87,490	87,102	373,610	404,132
Royalty expense	24,075	24,418	97,904	103,484
Amortization of tools and molds	3,356	2,312	12,068	9,556
Cost of sales	114,921	113,832	483,582	517,172
Gross profit	52,105	49,575	223,021	228,569
Direct selling expenses	21,799	20,264	65,797	59,090
Selling, general and administrative expenses	30,006	33,874	129,242	129,645
Depreciation and amortization	2,691	2,328	10,876	9,304
Income (loss) from operations	(2,391)	(6,891)	17,106	30,530
Other income (expense):
Income from joint ventures	28	1,017	889	2,761
Other income	23	-	305	5,642
Interest income	5	11	51	62
Interest expense	(3,509)	(3,215)	(12,975)	(12,402)
Income (loss) before provision for income taxes	(5,844)	(9,078)	5,376	26,593
Provision for income taxes	1,908	308	4,127	3,423
Net income (loss)	(7,752)	(9,386)	1,249	23,170
Net income (loss) attributable to non-controlling interests	(167)	(56)	6	(84)
Net income (loss) attributable to JAKKS Pacific, Inc.	$(7,585)	$(9,330)	$1,243	$23,254
Earnings (loss) per share - basic	$(0.47)	$(0.50)	$0.08	$1.20
Shares used in earnings (loss) per share - basic	16,098	18,781	16,542	19,435
Earnings (loss) per share - diluted	$(0.47)	$(0.50)	$0.07	$0.71
Shares used in earnings (loss) per share - diluted	16,098	18,781	16,665	43,321

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA (Unaudited)
For the Three and Twelve Months Ended December 31, 2016 and 2015

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In thousands)		(In thousands)

Net income (loss)	$(7,752)	$(9,386)	$1,249	$23,170
Income from joint ventures	(28)	(1,017)	(889)	(2,761)
Other income	(23)	-	(305)	(5,642)
Interest income	(5)	(11)	(51)	(62)
Interest expense	3,509	3,215	12,975	12,402
Provision for income taxes	1,908	308	4,127	3,423
Depreciation and amortization	6,047	4,640	22,944	18,860
Restricted stock compensation expense	367	108	1,621	1,559

Adjusted EBITDA	$4,023	$(2,143)	$41,671	$50,949

CONTACT:
JAKKS Pacific
Sara Rosales Montalvo, 424-268-9363
Senior Vice President, Communications
or
Joel Bennett, 310-455-6210
Executive Vice President / CFO
or
Liolios
Sean McGowan, 949-574-3860
Managing Director
JAKK@liolios.com